Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

February 26, 2009

SEARS HOLDINGS REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (“Holdings,” “we,” “us,” “our” or the “Company”) (NASDAQ: SHLD) today reported its fourth quarter and full year 2008 results. Highlights for the quarter include:

•	Net income for the quarter of $190 million ($360 million excluding certain significant items) as compared to net income of $426 million in the fourth quarter of 2007

•	Fully diluted earnings per share for the quarter of $1.55 ($2.94 excluding certain significant items) as compared to fully diluted earnings per share of $3.17 in the fourth quarter of 2007

•	Adjusted EBITDA of $885 million in the fourth quarter as compared to $1.0 billion in the fourth quarter of 2007

•	Total impairment, store closing and severance charges of $336 million for the fourth quarter of fiscal 2008

•	Kmart adjusted EBITDA increased 18% to $321 million in the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007

•

Implemented actions to improve operational efficiency in response to the economic climate which contributed to a reduction of $211 million in domestic selling and administrative expenses during the fourth quarter of fiscal 2008 and a $1.0 billion reduction in domestic inventory

•	Reduced total short-term borrowings on our $4.0 billion revolving credit facility from $1.9 billion at November 1, 2008 to $435 million at January 31, 2009

•	Repurchased 2.9 million shares for $120 million and debt securities for $29 million during the fourth quarter

•	Maintained strong balance sheet and liquidity position

•	Kmart began operating its own footwear business on January 1, 2009, which had previously been operated by a third party

Net income was $190 million, or $1.55 per diluted share, for the fourth quarter ended January 31, 2009, compared to net income of $426 million, or $3.17 per diluted share, for the fourth quarter ended February 2, 2008. Fourth quarter 2008 results include a charge of $336 million ($187 million after tax and minority interest or $1.53 per diluted share) related to a goodwill impairment charge at our Orchard Supply Hardware subsidiary and costs associated with store closings and severance, of which $284 million ($155 million after tax and minority interest or $1.27 per diluted share) relates to non-cash items. This charge was partially offset by mark-to-market gains on Sears Canada hedge transactions of $9 million ($4 million after tax and minority interest or $0.03 per diluted share), a tax benefit of $8 million ($0.07 per diluted share) related to the resolution of certain income tax matters, and gains on negotiated repurchases of debt securities prior to maturity of $9 million ($5 million after tax or $0.04 per diluted share). Excluding these items, net income for the fourth quarter of fiscal 2008 was $360 million, or $2.94 per diluted share.

For the fiscal year ended January 31, 2009, net income was $53 million, or $0.42 per diluted share compared with net income of $826 million, or $5.70 per diluted share, for the fiscal year ended February 2, 2008. Full year 2008 results include charges of $437 million

($248 million after tax and minority interest or $1.94 per diluted share) related to goodwill and asset impairments, store closings and severance, of which $360 million ($201 million after tax or $1.57 per diluted share) relates to non-cash items. These charges were partially offset by mark-to-market gains on Sears Canada hedge transactions of $81 million ($33 million after tax and minority interest or $0.26 per diluted share), the positive impact of the reversal of a $62 million ($37 million after tax or $0.29 per diluted share) reserve because of the overturning of an adverse jury verdict relating to the redemption of certain Sears, Roebuck and Co. bonds in 2004, a tax benefit of $8 million ($0.06 per diluted share) related to the resolution of certain income tax matters, and gains on negotiated repurchases of debt securities prior to maturity of $13 million ($8 million after tax or $0.06 per diluted share). Excluding significant items, net income was $215 million, or $1.69 per diluted share, for the full year in fiscal 2008. Net income for fiscal 2007, excluding a benefit from comparable significant items of $32 million ($20 million after tax or $0.14 per diluted share), was $806 million, or $5.56 per diluted share. Net income, excluding the effects of significant items, declined $591 million, or $3.87 per diluted share, in fiscal 2008 as compared to fiscal 2007.

“Fiscal 2008 was a very difficult year for the U.S. economy, and its effect on consumer confidence reflects the turmoil that has enveloped the retail industry and our business. We maintained our focus on providing great product and service value to our customers, many of whom feel the impact of lower incomes and tighter credit.,” said W. Bruce Johnson, Sears Holdings’ interim chief executive officer and president. “We are pleased with Kmart’s performance, which increased its adjusted EBITDA in the quarter from the prior year despite the difficult environment.”

During the fourth quarter we incurred $74 million of costs associated with store closings and severance, including $29 million related to the previously announced closure of eight stores and staff reductions. In addition, we made the decision to close an additional 24 underperforming stores in January 2009. We recorded a pre-tax charge of $45 million related to these closures during the fourth quarter and expect to record an additional charge of approximately $24 million during the first half of 2009 as these stores wind down operations. Like other store closings, we expect that these will be additive to earnings, given that the closure of these stores eliminates negative cash flows incurred from their operations, and will generate cash from the liquidation of inventory and from other proceeds. The list of stores to be closed can be found at www.searsmedia.com. Mr. Johnson further commented, “We continue to evaluate our business in an effort to provide financial flexibility in the near-term and believe these additional store closings, along with disciplined inventory and expense management, position us well as we enter 2009.”

Fourth Quarter and Full Year Revenues and Comparable Store Sales

For the quarter, total revenues decreased $1.8 billion to $13.3 billion for the 13 weeks ended January 31, 2009, as compared to total revenues of $15.1 billion for the 13 weeks ended February 2, 2008. Full year fiscal 2008 revenues were $46.8 billion as compared to $50.7 billion in fiscal 2007. The decrease in fiscal 2008 was primarily due to lower comparable store sales.

For the quarter, domestic comparable store sales declined 8.3% in the aggregate, with Sears Domestic comparable store sales declining 11.0% and Kmart comparable store sales declining 5.0%. For the year, domestic comparable store sales declined 8.0% in the aggregate, with Sears Domestic comparable store sales declining 9.5% and Kmart comparable store sales declining 6.1%. Comparable store sales declined for the quarter and year across most major categories at both Kmart and Sears Domestic. These comparable store sales declines continue to be driven by categories directly impacted by housing market conditions (including home appliances at Sears Domestic) and a slowdown in consumers’ discretionary spending (including home and household goods and apparel at both Sears Domestic and Kmart and lawn and garden at Sears Domestic).

Operating Income

Operating income was $325 million for the 13 weeks ended January 31, 2009, as compared to $794 million for the 13 weeks ended February 2, 2008, and includes $336 million of charges for impairments, store closings and severance recorded during the fourth quarter of 2008. Excluding these charges, operating income declined $133 million and was primarily the result of lower gross margin at Kmart and Sears Domestic, partially offset by a decline in selling and administrative expenses for the quarter. For the fourth quarter, we generated $3.7 billion in total gross margin as compared to $4.2 billion in the fourth quarter last year. Our gross margin rate decreased by 20 basis points to 27.5% and was impacted by increased promotional markdown activity taken across most merchandise categories. The overall decline in our gross margin rate was somewhat mitigated by an increase in the gross margin rate for the quarter at Kmart and lower markdowns for the quarter at Sears Domestic as purchases of seasonal and winter apparel became more consistent with current sales trends.

Operating income was $302 million for fiscal year 2008, as compared to $1.6 billion for fiscal 2007, and includes $437 million of charges for impairments, store closings and severance recorded during the year. Excluding these charges, operating income declined $847 million. The remaining decline in operating income was mainly attributable to lower gross margin dollars at Kmart and Sears Domestic as a result of the above-noted sales declines, as well as a decline in the gross margin rate realized at both Kmart and Sears Domestic. Our gross margin rate declined 60 basis points to 27.1% due to increased markdowns taken across most merchandise categories. The decline in gross margin of $1.4 billion was partially offset by $259 million in reduced payroll and benefits expense (including lower performance-based compensation), as well as a $94 million decrease in advertising and display expense.

Financial Position

We had cash balances of $1.3 billion at January 31, 2009 (of which $510 million was domestic and $787 million was at Sears Canada) as compared to $1.6 billion at February 2, 2008. The January 31, 2009 cash balance excludes $38 million on deposit with The Reserve Primary Fund, a money market fund that has temporarily suspended withdrawals while it liquidates its holdings to generate cash to distribute. On February 20, 2009, after the end of fiscal 2008, we received a distribution of $13 million of the total $38 million that had been held on deposit with The Reserve Primary Fund at January 31, 2009. For the year, the significant uses of our cash included $678 million for share repurchases, approximately $497 million in capital expenditures, and approximately $224 million of contributions to our domestic pension plans.

Merchandise inventories were approximately $8.8 billion at January 31, 2009 as compared to $10.0 billion at February 2, 2008. Domestic inventory levels declined from $9.1 billion at February 2, 2008 to $8.1 billion at January 31, 2009 despite the addition of $120 million of Kmart footwear inventory which was added when Kmart began operating its footwear department in January 2009. Inventory levels at Sears Canada decreased $181 million, largely due to the impact of foreign currency exchange rates.

We continued to maintain a strong capital structure with excess liquidity even during the holiday peak. Our revolving credit facility, which matures in March of 2010, is used to issue standby letters of credit to support our insurance programs (currently approximately $1 billion outstanding) and to fund seasonal working capital needs. As we reached our peak working capital need early in the fourth quarter, we borrowed $1.9 billion in cash through the facility (in addition to the letters of credit). We repaid the $1.9 billion in borrowings made in anticipation of the holiday shopping season in December, although we borrowed on the facility again in the month of January 2009 as we began to build inventory for the spring season.

Total debt as of January 31, 2009 was $2.9 billion, down from $3.0 billion as of February 2, 2008. The current year balance consists of $665 million of capital lease obligations and $559 million of borrowings from Sears Canada and Orchard Supply Hardware (which are non-recourse to the Company), leaving a remaining balance of $1.7 billion of borrowings by Sears Holdings.

Share Repurchase

During the fourth quarter of 2008, we repurchased approximately 2.9 million common shares under our share repurchase program at a total cost of $120 million, or an average price of $40.85 per share. For the full year, we repurchased 10.3 million common shares under our share repurchase program at a cost of $678 million, or an average price of $65.58 per share. As of January 31, 2009, we had remaining authorization to repurchase $505 million of common shares under the share repurchase program. The share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. Timing will be dependent on prevailing market conditions, alternative uses of capital and other factors.

Adjusted EBITDA

For purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measurement computed as operating income appearing on the statement of operations less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain nonrecurring gains/(losses). Adjusted EBITDA is used by management to evaluate the operating performance of our businesses for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP financial measures as well in managing our businesses.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results.

Adjusted EBITDA was determined as follows:

	Quarters Ended		Fiscal Years Ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Operating income per statement of operations	$325	$794	$302	$1,586
Plus depreciation and amortization	236	270	981	1,049
Less gain on sales of assets	(12)	(28)	(51)	(38)

Before excluded items	549	1,036	1,232	2,597

Sears Canada post-retirement benefit plans curtailment gain	—	—	—	(27)
Hurricane related recoveries	—	—	—	(19)
Non-cash goodwill and asset impairments	284	—	360	—
Closed store reserve and severance	52	—	77	—
Legal reserve – AIG Annuity Insurance Co., et al. v. Sears Roebuck	—	—	(62)	—

Adjusted EBITDA as defined	$885	$1,036	$1,607	$2,551

% to revenues	6.7%	6.9%	3.4%	5.0%

Adjusted EBITDA for our domestic (United States operations) and Sears Canada operations are as follows:

	Quarters Ended
	Adjusted EBITDA		% To Revenues
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Kmart	$321	$272	6.5%	5.2%
Sears Domestic	424	540	6.0%	6.7%
Sears Canada (1)	140	224	10.7%	12.2%

Total Adjusted EBITDA	$885	$1,036	6.7%	6.9%

	Fiscal Years Ended
	Adjusted EBITDA		% To Revenues
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
Kmart	$349	$517	2.2%	3.0%
Sears Domestic	803	1,539	3.2%	5.5%
Sears Canada (1)	455	495	8.7%	8.8%

Total Adjusted EBITDA	$1,607	$2,551	3.4%	5.0%

(1)	Fourth quarter 2008 EBITDA in Canadian dollars was $172 million as compared to $222 million for the prior year, as the average exchange rate for the quarter declined from 1.0096 to ..8159. Fiscal 2008 EBITDA in Canadian dollars was $491 million as compared to $523 million for the prior year, as the average exchange rate for the year declined from .9460 to .9265.

2009 Pension Expense

While Sears Holdings pension plan is frozen and thus associates do not currently earn pension benefits, the company has a legacy pension obligation for past service performed by Kmart and Sears, Roebuck and Co. associates. The annual pension expense included in our financial statements related to these legacy domestic pension plans has been relatively minimal in recent years (the expense is $1 million in 2008). However, due to the severe decline in the capital markets that occurred in the latter part of 2008 our domestic pension expense will increase by an estimated $160 to $175 million in 2009. We intend to present pension expense as a separate line item in our Adjusted EBITDA reconciliation in 2009 to promote operating performance comparability and because reported pension expense has no bearing on pension funding (note that 2008 pension expense was only $1 million and the required funding amount was $224 million).

Annual Report on Form 10-K

We plan to file with the SEC our Annual Report on Form 10-K for the year ended January 31, 2009 on or before April 1, 2009.

Forward-Looking Statements

Results are preliminary and unaudited. This press release contains forward-looking statements about our expectations for fiscal year 2009. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail and related services industries; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; general economic conditions and normal business uncertainty, changes in consumer confidence, tastes, preferences and spending, including the impact of fuel costs and spending patterns, the availability and level of consumer debt, and unanticipated increases in our costs; our dependence on sources outside the United States for significant amounts of our merchandise; our extensive reliance on computer systems to process transactions, summarize results and manage our business; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business; our ability to properly implement and realize the expected benefits from our new organizational structure and operating model; our ability to attract, motivate and retain key executives and other associates; the outcome of pending and/or future legal proceedings, including product liability claims and bankruptcy claims, including proceedings with respect to which the parties have reached a preliminary settlement; and our ability to successfully invest available capital. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation’s fourth largest broadline retailer with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart. We are the nation’s largest provider of home services, with more than 12 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com.

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Sears Holdings Corporation

Consolidated Statements of Operations

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarters Ended		Fiscal Years Ended
millions, except per share data	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
REVENUES
Merchandise sales and services	$13,280	$15,074	$46,770	$50,703

COSTS AND EXPENSES
Cost of sales, buying and occupancy	9,627	10,900	34,118	36,638
Gross margin dollars	3,653	4,174	12,652	14,065
Gross margin rate	27.5%	27.7%	27.1%	27.7%

Selling and administrative	2,820	3,138	11,060	11,468
Selling and administrative expense as a percentage of total revenues	21.2%	20.8%	23.6%	22.6%

Depreciation and amortization	236	270	981	1,049
Impairment charges	284	—	360	—
Gain on sales of assets	(12)	(28)	(51)	(38)

Total costs and expenses	12,955	14,280	46,468	49,117

Operating income	325	794	302	1,586
Interest and investment income	(6)	(22)	(46)	(135)
Interest expense	70	75	272	286
Other income	(30)	—	(108)	(17)

Income before income taxes and minority interest	291	741	184	1,452
Income taxes	130	278	85	550
Minority interest	(29)	37	46	76

NET INCOME	$190	$426	$53	$826

EARNINGS PER COMMON SHARE
Diluted earnings per share	$1.55	$3.17	$0.42	$5.70

Diluted weighted average common shares outstanding	122.5	134.5	127.0	144.8

Sears Holdings Corporation

Condensed Consolidated Balance Sheets

Amounts are Preliminary and Subject to Change

	(Unaudited)
millions	January 31, 2009	February 2, 2008
ASSETS
Current assets
Cash and cash equivalents	$1,173	$1,622
Restricted cash	124	—
Accounts receivable	839	744
Merchandise inventories	8,795	9,963
Other current assets	485	473

Total current assets	11,416	12,802

Property and equipment, net	8,091	8,863
Goodwill	1,392	1,686
Tradenames and other intangible assets	3,283	3,352
Other assets	1,160	694

TOTAL ASSETS	$25,342	$27,397

LIABILITIES
Current liabilities
Short-term borrowings and current portion of long-term debt	$787	$404
Merchandise payables	3,006	3,487
Unearned revenues	1,069	1,121
Other current liabilities	3,650	4,550

Total current liabilities	8,512	9,562

Long-term debt and capitalized lease obligations	2,132	2,606
Pension and postretirement benefits	2,057	1,258
Minority interest and other liabilities	3,261	3,304

Total Liabilities	15,962	16,730

Total Shareholders’ Equity	9,380	10,667

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$25,342	$27,397

Total common shares outstanding	122.0	132.4

Sears Holdings Corporation

Segment Results

(Unaudited)

Amounts are Preliminary and Subject to Change

	Quarter Ended January 31, 2009
millions, except store data	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$4,949	$7,021	$1,310	$13,280

Cost of sales, buying and occupancy	3,736	4,994	897	9,627
Gross margin dollars	1,213	2,027	413	3,653
Gross margin rate	24.5%	28.9%	31.5%	27.5%

Selling and administrative	909	1,638	273	2,820
Selling and administrative expense as a percentage of total revenues	18.4%	23.3%	20.8%	21.2%
Depreciation and amortization	37	174	25	236
Impairment charges	1	283	—	284
Gain on sales of assets	(8)	(4)	—	(12)

Total costs and expenses	4,675	7,085	1,195	12,955

Operating income (loss)	$274	$(64)	$115	$325

Number of:
Kmart Stores	1,368	—	—	1,368
Full-Line Stores	—	929	122	1,051
Specialty Stores	—	1,233	266	1,499

Total Stores	1,368	2,162	388	3,918

	Quarter Ended February 2, 2008
millions, except store data	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$5,210	$8,030	$1,834	$15,074

Cost of sales, buying and occupancy	3,965	5,705	1,230	10,900
Gross margin dollars	1,245	2,325	604	4,174
Gross margin rate	23.9%	29.0%	32.9%	27.7%

Selling and administrative	973	1,785	380	3,138
Selling and administrative expense as a percentage of total revenues	18.7%	22.2%	20.7%	20.8%
Depreciation and amortization	35	201	34	270
Gain on sales of assets	—	(27)	(1)	(28)

Total costs and expenses	4,973	7,664	1,643	14,280

Operating income	$237	$366	$191	$794

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	935	121	1,056
Specialty Stores	—	1,150	259	1,409

Total Stores	1,382	2,085	380	3,847

Sears Holdings Corporation

Segment Results

(Unaudited)

	Fiscal Year Ended January 31, 2009
millions, except store data	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$16,219	$25,315	$5,236	$46,770

Cost of sales, buying and occupancy	12,442	18,084	3,592	34,118
Gross margin dollars	3,777	7,231	1,644	12,652
Gross margin rate	23.3%	28.6%	31.4%	27.1%

Selling and administrative	3,456	6,415	1,189	11,060
Selling and administrative expense as a percentage of total revenues	21.3%	25.3%	22.7%	23.6%
Depreciation and amortization	138	724	119	981
Impairment charges	21	339	—	360
Gain on sales of assets	(10)	(10)	(31)	(51)

Total costs and expenses	16,047	25,552	4,869	46,468

Operating income (loss)	$172	$(237)	$367	$302

Number of:
Kmart Stores	1,368	—	—	1,368
Full-Line Stores	—	929	122	1,051
Specialty Stores	—	1,233	266	1,499

Total Stores	1,368	2,162	388	3,918

	Fiscal Year Ended February 2, 2008
millions, except store data	Kmart	Sears		Sears Holdings
		Domestic	Canada
Merchandise sales and services	$17,256	$27,845	$5,602	$50,703

Cost of sales, buying and occupancy	13,202	19,589	3,847	36,638
Gross margin dollars	4,054	8,256	1,755	14,065
Gross margin rate	23.5%	29.6%	31.3%	27.7%

Selling and administrative	3,537	6,698	1,233	11,468
Selling and administrative expense as a percentage of total revenues	20.5%	24.1%	22.0%	22.6%
Depreciation and amortization	116	802	131	1,049
Gain on sales of assets	(1)	(28)	(9)	(38)

Total costs and expenses	16,854	27,061	5,202	49,117

Operating income	$402	$784	$400	$1,586

Number of:
Kmart Stores	1,382	—	—	1,382
Full-Line Stores	—	935	121	1,056
Specialty Stores	—	1,150	259	1,409

Total Stores	1,382	2,085	380	3,847

Sears Holdings Corporation

Adjusted EBITDA

Amounts are Preliminary and Subject to Change

	Quarters Ended
	January 31, 2009				February 2, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$274	$(64)	$115	$325	$237	$366	$191	$794
Plus depreciation and amortization	37	174	25	236	35	201	34	270
Less gain on sales of assets	(8)	(4)	—	(12)	—	(27)	(1)	(28)

Before excluded items	303	106	140	549	272	540	224	1,036

Closed store reserve and severance	17	35	—	52	—	—	—	—
Non-cash goodwill and asset impairment	1	283	—	284	—	—	—	—

Adjusted EBITDA as defined	$321	$424	$140	$885	$272	$540	$224	$1,036

% to revenues	6.5%	6.0%	10.7%	6.7%	5.2%	6.7%	12.2%	6.9%

	Fiscal Years Ended
	January 31, 2009				February 2, 2008
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating income (loss) per statement of operations	$172	$(237)	$367	$302	$402	$784	$400	$1,586
Plus depreciation and amortization	138	724	119	981	116	802	131	1,049
Less gain on sales of assets	(10)	(10)	(31)	(51)	(1)	(28)	(9)	(38)

Before excluded items	300	477	455	1,232	517	1,558	522	2,597

Closed store reserve and severance	28	49	—	77	—	—	—	—
Non-cash goodwill and asset impairments	21	339	—	360	—	—	—	—
Legal reserve – AIG Annuity Insurance Co., et al. v. Sears Roebuck	—	(62)	—	(62)	—	—	—	—
Sears Canada post-retirement benefit plans curtailment gain	—	—	—	—	—	—	(27)	(27)
Hurricane related recoveries	—	—	—	—	—	(19)	—	(19)

Adjusted EBITDA as defined	$349	$803	$455	$1,607	$517	$1,539	$495	$2,551

% to revenues	2.2%	3.2%	8.7%	3.4%	3.0%	5.5%	8.8%	5.0%